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                                                                     EXHIBIT 12



                             SERVICE EXPERTS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHANGES
                             (DOLLARS IN THOUSANDS)

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
                                                                                               1st Qtr.
                                           1992       1993       1994       1995       1996      1997
FIXED CHARGES:
   Interest Expense                      $    52    $    92    $    90    $   100    $    63    $    87

   Portion of rents representative
     of interest factor                  $    42    $    47    $    58    $    64    $   163    $   123

   Total fixed charges                   $    94    $   139    $   148    $   164    $   226    $   210

EARNINGS:
   Earnings before income tax expense    $   120    $    62    $   424    $   790    $ 4,306    $ 2,947

   Undistributed equity in affiliate
     earnings                                --       --          --        --       $   (30)     --

   Fixed charges                         $    94    $   164    $   148    $   164    $   226    $   210

Total earnings                           $   214    $   201    $   572    $   954    $ 4,502    $ 3,157

Ratio of earnings to fixed charges          2.28x      1.45x      3.86x      5.82x     19.92x     15.03x

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